SECOND ADDENDUM

                             	TO

              	PURCHASE AND ASSUMPTION AGREEMENT


This Second Addendum, dated as of December 4, 1998, by and between Capital City Bank, a commercial bank organized under the laws of Florida having its principal office in Tallahassee, Florida ("Buyer"), and First Union National Bank, a national banking association having its principal office in Charlotte, North Carolina ("Seller") (the "Addendum").

Buyer and Seller hereby amend that certain Purchase and Assumption Agreement dated as of August 26, 1998 by and between Buyer and Seller (the "Agreement") providing for the purchase by Buyer of certain Branches of Seller (as defined in the Agreement) as follows:

1.	Employee Benefits.

Section 8.2(b)(v) of the Agreement is hereby amended so that
Section 8.2(b)(v) shall read in its entirety as follows:

"(v) With respect to Buyer's defined contribution (401(k)) pension plan:

(A) Buyer understands and agrees that Seller shall disclose to the Transferred Employees that Buyer will not permit a trustee-to-trustee transfer of the assets of such employees held in Seller's defined contribution pension benefit plan;

(B) For as long as any of the Transferred Employees are employed by Buyer, Buyer agrees to (i) provide Seller with such information (including documentation) concerning the employment of any Transferred Employee which Seller reasonably believes to be required in connection with a proposed distribution of assets from such employee's 401(k) account with Seller, and (ii) assist Seller in providing information to the Transferred Employees as required by ERISA; and

(C) With respect to any Transferred Employees who have loans from their 401(k) accounts, Buyer agrees to withhold from the pay of the Transferred Employees the amount of loan repayments due to Seller and to transmit the same to Seller as soon as practicable and in a manner reasonably requested by Seller."


2. 	Defined Terms.

All capitalized terms not otherwise defined herein shall have the same meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, each of the parties to this Amendment has caused this Amendment to be executed by a duly authorized officer as of the date written on page one of this Amendment.


CAPITAL CITY BANK

By:
Its:


FIRST UNION NATIONAL BANK

By: /s/ Sid Newberg
Its: Senior Vice President